EXHIBIT 10.2

AMENDMENT TO
EMPLOYMENT AGREEMENT
This AMENDMENT (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of October 25, 2002, and as previously amended on July 1, 2003 and July 9, 2005, between Dice Inc., a Delaware corporation (the “Company”), and Scot W. Melland (“Executive”) is dated as of March 31, 2011.
WHEREAS, the Company and Executive wish to amend the Employment Agreement to provide that Executive's outstanding equity-based awards other than stock options receive the same treatment as outstanding stock options receive under the Employment Agreement in respect of acceleration of vesting under certain specified circumstances.
NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:
1.Except as defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.Amendment of Addendum to Employment Agreement.

(a)    The last sentence of Section 3(a) of the Addendum to the Employment Agreement is hereby amended by replacing the phrase “unvested Stock Options” with the phrase “Stock Options, restricted stock and other outstanding equity-based awards”.
(b)    The second sentence of Section 3(b) of the Addendum to the Employment Agreement is hereby amended by replacing the phrase “Stock Options” with the phrase “Stock Options, restricted stock and other outstanding equity-based awards”.
(c)    The third sentence of Section 3(b) of the Addendum to the Employment Agreement is hereby amended to read in its entirety as follows:
“If such Change of Control occurs after the ninety first day of Employee's employment with the Company, all outstanding Stock Options, restricted stock and other outstanding equity-based awards granted to the Employee which are not vested (and, if applicable, exercisable) as of the date of such Change of Control shall become vested (and, if applicable, exercisable) as of such date, and shall remain exercisable for the periods prescribed in the Stock Option Plan.”
3.Continuing Effect of Employment Agreement. Except as expressly modified hereby, the provisions of the Employment Agreement (including the Addendum thereto) are and shall remain in full force and effect.

4.Governing Law. This Amendment shall be governed by, construed under, and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of New York.

5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

DICE INC.

By:	/S/ MICHAEL P. DURNEY
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and Chief financial Officer

EXECUTIVE

/S/ SCOT W. MELLAND
Scot W. Melland

[Signature page to amendment to Employment Agreement
between the Company and Scot W. Melland]